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                                                                       Exhibit 4


                             MATERIAL CHANGE REPORT

    UNDER SECTION 146(1) OF THE SECURITIES ACT (ALBERTA) (FORM 27) AND UNDER
        COMPARABLE PROVISIONS OF OTHER PROVINCIAL SECURITIES LEGISLATION


1.    REPORTING ISSUER:

      Hawker Resources Inc. ("Hawker")
      500, 340-12th Avenue S.W.
      Calgary, Alberta T2R 1L5

2.    DATE OF MATERIAL CHANGE:

      April 30,2003

3.    PRESS RELEASE:

      Hawker issued a press release disclosing the nature and substance of the material change on April 30, 2003 through the facilities of CCN Matthews. A copy of such press release is attached hereto as Schedule "A".

4.    SUMMARY OF MATERIAL CHANGE:

      On April 30,2003, 1022971 Alberta Ltd. ("1022971"), a wholly-owned subsidiary of Hawker, completed a statutory arrangement (the "Arrangement") with Southward Energy Ltd. ("Southward") under the BUSINESS CORPORATIONS ACT (Alberta). Pursuant to the Arrangement, 1022971 acquired all of the outstanding common shares of Southward for a price of Cdn.$4.77 per share. A concurrent sale of substantially all of Southward's assets to an arm's length third party was also completed with Hawker retaining an option to acquire certain of the sold properties.

5.    FULL DESCRIPTION OF MATERIAL CHANGE:

      On April 30, 2003, 1022971, a wholly-owned subsidiary of Hawker, completed a statutory arrangement (the "Arrangement") with Southward under the BUSINESS CORPORATIONS ACT (Alberta). Pursuant to the Arrangement, 1022971 acquired all of the outstanding common shares of Southward for a price of Cdn.$4.77 per share.

      The Arrangement was approved by the Court of Queen's Bench of Alberta following a special meeting of the shareholders and optionholders of Southward held on April 28, 2003 at which a special resolution approving the Arrangement was passed.

      Southward is now a wholly-owned subsidiary of 1022971 and applications have been made to cause Southward to cease to be a reporting issuer and to de-list Southward shares from the Toronto Stock Exchange.

      Concurrent with the acquisition of all of the outstanding common shares, Hawker sold substantially all of Southward's assets to an arm's length third party. Hawker retains an option to acquire an undivided interest in up to 50% of certain of the sold properties located east of Edmonton in the Lavoy and Cold Lake/Bonnyville areas of Alberta.

6.    RELIANCE ON CONFIDENTIALITY PROVISION:

      Not applicable.
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                                       -2-

7.    OMITTED INFORMATION:

      Not applicable.

8.    SENIOR OFFICER:

      Barry Herring
      Chief Financial Officer
      Phone: (403) 444-3330
      Fax:   (403) 266-1814

9.    STATEMENT OF SENIOR OFFICER:

      The foregoing statement accurately discloses the material change referred to herein.



DATED at Calgary, Alberta this 23rd day of May, 2003.


                                       HAWKER RESOURCES INC.

                                       Per:      "Barry Herring"
                                                 -------------------------------
                                                 Barry Herring
                                                 Chief Financial Officer

cc:   Toronto Stock Exchange
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                                  SCHEDULE "A"

NEWS RELEASE VIA CCN MATTHEWS, VANCOUVER 604-6834066

NOT FOR DISTRIBUTION IN THE UNITED STATES OR OVER U.S. WIRE SERVICES. ANY FAILURE TO COMPLY WITH THIS RESTRICTION MAY CONSTITUTE A VIOLATION OF U.S. SECURITIES LAWS.

      ATTENTION BUSINESS/FINANCIAL EDITORS:

      HAWKER RESOURCES ACHIEVES MAJOR MILESTONES

      CALGARY, April 30, 2003 - Hawker Resources Inc. (HKR:TSX) announced today that the arrangement between Southward Energy Ltd. and a wholly owned subsidiary of Hawker has been completed. Pursuant to the arrangement, all of the outstanding common shares of Southward were acquired at a price of $4.77 per share. The previously announced concurrent sale of substantially all of Southward's assets to an arm's length third party has also closed.

      "The completion of the acquisition of Southward is a major milestone for Hawker," said David Tuer, CEO of Hawker. "This milestone was achieved by placing substantially all of Southward's assets with a third party on a basis which allows us to re-acquire up to 50% of what we consider to be the best assets of Southward. It is very difficult to secure assets of this quality on an option basis at the same price an informed arm's length party has agreed to pay for those assets, and even more difficult to secure a right to such assets which is subject to financing. Hawker has achieved both of these difficult objectives and is now moving ahead with its proposed financing and the execution of its business plan."

      The Hawker option is to re-acquire an interest in the properties of Southward located east of Edmonton in the Lavoy and Cold Lake/Bonnyville areas of Alberta together with other minor interests and expires July 29, 2003. Hawker intends to fully exercise the option to bring its aggregate interest in the properties to 50%. Hawker has filed a preliminary prospectus for a fully marketed $40,000,000 common share offering, the net proceeds of which will be used, together with bank financing, to fund the exercise price of the option. The exact number of common shares to be issued and the price per common share will be determined in approximately four weeks, following the marketing of the offering. Hawker's preliminary prospectus is available at www.sedar.com.

ADVISORY: The Toronto Stock Exchange has neither approved nor disapproved the information contained herein. Certain information regarding the company, including management's assessment of future plans and operations, may constitute forwardlooking statements under applicable securities hw and necessarily involve risks associated with oil and gas exploration, production, marketing and transportation such as loss of market, volatility of prices, currency fluctuations, imprecision of reserve estimates, environmental risks, competition from other producers and ability to access sufficient capital from internal and external sources; as a consequence, actual results may differ materially from those anticipated. The company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contemplated by the forward-looking statements.

-0-                                04/30/2003

For further information: David A. Tuer, Chief Executive Officer, Telephone:
(403) 294-0067, Fax: (403) 294-0062